Exhibit 21.1

We currently conduct some of our operations through subsidiaries.  The following chart provides the information required by Item 6.01 of Regulation S-K:

Name	Jurisdiction of Incorporation	Ownership Percentage

Current Technology (UK) Ltd.	United Kingdom	100%
Celevoke, Inc.	Texas, USA	51%